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                                           August 13, 1999


Teva Pharmaceuticals USA, Inc.
650 Cathill Road
Sellersville, Pennsylvania 18960

Teva Pharmaceutical Industries Ltd.
5 Basel Street
Petach Tikva, Israel

Ladies and Gentlemen:

         On behalf of Bank Leumi USA (the "Bank"), we are pleased to advise you that the Bank is prepared to make available to Teva Pharmaceuticals USA, Inc. ("Teva-USA") for use by its wholly-owned subsidiary Caribou Merger Corporation ("MergerSub") a credit facility in an aggregate principal amount of up to $115,000,000 to be used by MergerSub to fund the acquisition of all of the outstanding Common Stock of Copley Pharmaceutical, Inc. ("Copley") for a purchase price of $11.00 per share in cash. Such acquisition will be made pursuant to an Agreement and Plan of Merger among Teva-USA, Merger Sub and Copley, dated August 9, 1999, a copy of which has previously been furnished to us (the "Merger Agreement"). The Merger Agreement contemplates a first step tender offer (the "Offer"). Any Copley shares not purchased pursuant to the tender offer will be acquired in a subsequent merger at the same $11.00 per share cash price. You have advised us the Hoechst Corporation, the holder of 52% of the outstanding Common Stock of Copley has agreed to tender its shares into the Offer pursuant to a Stockholder Agreement, dated August 9, 1999, a copy of which has also been furnished to us.

         Our final commitment will be made available only pursuant to, and is subject to the negotiation, execution and delivery of, a definitive credit agreement and to the execution and delivery of other related documents in each case satisfactory to us and you. Such documents shall reflect the terms set forth herein and shall also contain such other covenants, terms, conditions, indemnities, representations and warranties and events of default as shall be customary and appropriate to transactions of this size and nature.

         The commitment contained in this letter shall expire on August 31, 1999, unless sooner accepted in writing by you. The facilities described herein, assuming acceptance by you, shall be available to you for drawing until December 31, 1999.
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Teva Pharmaceuticals USA, Inc.
Teva Pharmaceutical Industries Ltd.
August 13, 1999
Page 2


         The terms upon which the credit facility are to be made available are as follows:

         I.       Structure

                  Borrower          Teva Pharmaceuticals USA, Inc.

                  Guarantor         Teva Pharmaceutical Industries Ltd.

         II.      Type of Facility

                  Term Loan, to be extended to Borrower, due one year from the initial drawing date but not later than December 31, 2000. No drawings to be permitted after December 31, 1999.

         III.     Prepayment

                  Only upon 30 days prior written notice to the Bank, the Loan may be pre-paid, in whole or in part, on any interest payment date. No redrawings of any repaid principal part of the Loan is permitted.

         IV.      Use of Proceeds

                  Borrower will utilize the proceeds to capitalize MergerSub to provide the cash necessary to fund the Offer and the subsequent cash merger, together with expenses incidental to the transaction.

         V.       Co-Lender

                  Funding of this facility is subject to concurrent facility of $115,000,000 being available from Bank Hapoalim B.M. to Borrower upon the same Structure as set forth herein.

         VI.      Pricing and Tenor

                  LIBOR plus .25% per annum (length of interest periods to be determined by the Bank as agreed by the Bank and the Borrower).

         VII.     Guarantee

                  The facility will be guaranteed in its entirety by the Guarantor and supported by Guarantor's negative pledge on all of its assets.
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Teva Pharmaceuticals USA, Inc.
Teva Pharmaceutical Industries Ltd.
August 13, 1999
Page 3


         VIII. Events of Default, Representations and Warranties, Conditions Precedent and Covenants

                  Standard terms and provisions acceptable to the Bank.

         IX.      Governing Law

                  New York State law will be governing law.

         The Bank reserves the right to invite other lenders to participate in the facilities described herein and to act as agent for such lenders. Accordingly, the documentation will allow for co-lending, assignment and participation provisions as appropriate.

         The commitment of the Bank hereunder is based upon the financial and other information regarding the Borrower and the Guarantor and its subsidiaries previously provided to the Bank and is subject to the condition, among others, that there shall not have occurred after the date of such information, in the opinion of the Bank, any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Guarantor and its subsidiaries taken as a whole. If the continuing review by the Bank of the Guarantor and its subsidiaries discloses information relating to conditions or events not previously disclosed to the Bank or relating to new information or additional developments concerning conditions or events previously disclosed to the Bank which the Bank in its sole discretion believes may have a material adverse effects on the condition (financial or otherwise), assets, properties, business, operations or prospects of the Guarantor or the Borrower, the Bank may, in its sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Bank or decline to participate in the proposed financing. The Bank shall be provided with the opportunity to review any reference to the Bank, in connection with any regulatory or other filing prior to the filing thereof.

         The Borrower shall reimburse the Bank on demand for any and all costs and expenses incurred by the Bank in connection with the proposed transactions referred to above (whether incurred before or after the date hereof) including, without limitation, fees and out-of-pocket expenses of counsel regardless of whether the loan is finalized and signed or any loan is made thereunder. However, the Borrower shall not be obligated to reimburse Lender for expenses if the Bank elects not to complete the transaction described herein for any reason except the disclosure of materially adverse information about the Borrower, or the failure by another party to comply with
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Teva Pharmaceuticals USA, Inc.
Teva Pharmaceutical Industries Ltd.
August 13, 1999
Page 4


any condition or requirement reasonably imposed by the Bank.

         In the event that the Bank becomes involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this letter, the Borrower and the Guarantor will reimburse the Bank for its legal and other expenses (including the cost of any investigation and preparation) as they are incurred by the Bank. The Borrower and the Guarantor also agree to indemnify and hold harmless the Bank and its affiliates and their respective directors, officers, employees and agents (the "Indemnified Parties") from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any matters contemplated by this letter unless and only to the extent that it shall be finally judicially determined that such losses, claims, damages or liabilities resulted primarily from the gross negligence or willful misconduct of the Bank.

         If you are in agreement with the foregoing, please execute and return the enclosed copy of this letter agreement no later than the close of business on August 31, 1999. This letter agreement will become effective upon your delivery to us of executed counterparts of this letter agreement. This letter agreement is not assignable.

         You shall have the right to disclose this Commitment Letter in connection with filings made by you with the United States Securities & Exchange Commission in connection with the transactions contemplated by the Merger Agreement.

         This letter may be executed in counterparts which, taken together, shall constitute an original. This letter embodies the entire agreement and understanding among the Bank, the Borrower and the Guarantor with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof. THIS LETTER SHALL BE
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Teva Pharmaceuticals USA, Inc.
Teva Pharmaceutical Industries Ltd.
August 13, 1999
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GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK,
WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.


                                           Very truly yours,

                                           Bank Leumi USA

                                           By /s/ S. Brosh & /s/ E. Moverman
ACCEPTED AND AGREED TO:                       ------------------------------

Teva Pharmaceuticals USA, Inc.             Teva Pharmaceutical Industries Ltd.

By /s/ Peter Terreri                       By /s/ Dan S. Suesskind
   ------------------------------             ------------------------------
   Chief Financial Officer                    Chief Financial Officer